     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         UNIVISION COMMUNICATIONS INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    95-4398884
                 (State of incorporation)                              (I.R.S. Employer Identification Number)

                      1999 AVENUE OF THE STARS, SUITE 3050
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-7676
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                             ROBERT V. CAHILL, ESQ.
                      1999 AVENUE OF THE STARS, SUITE 3050
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-7676
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                C. DOUGLAS KRANWINKLE, ESQ.                                    KENDALL R. BISHOP, ESQ.
           1999 Avenue of the Stars, Suite 3050                                 O'Melveny & Myers LLP
               Los Angeles, California 90067                             1999 Avenue of the Stars, Suite 700
                      (310) 556-7676                                        Los Angeles, California 90067
                                                                                   (310) 553-6700

                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS DETERMINED BY
                               MARKET CONDITIONS.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

      TITLE OF EACH CLASS OF           AMOUNT TO BE        PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
    SECURITIES TO BE REGISTERED      REGISTERED(1)(2)   OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE(3)   REGISTRATION FEE
Common Stock(4)....................
Preferred Stock(4).................
Debt Securities(4).................
Total..............................  $1,000,000,000              100%                   $1,000,000,000             $250,000

(1) In U.S. Dollars or the equivalent thereof in one or more foreign or composite currencies.

(2) Plus such additional principal amount as may be necessary such that the aggregate initial offering price of all debt securities, if any, issued with original issue discount will equal their aggregate principal amount at maturity.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.

(4) Includes such indeterminate principal amount of debt securities, such indeterminate number of shares of preferred stock, such indeterminate number of shares of common stock, and such indeterminate principal amount of debt securities, or number of shares of preferred stock or common stock as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable debt securities or preferred stock (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416 under the Securities Act).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED             , 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     [LOGO]

                         UNIVISION COMMUNICATIONS INC.

    By this prospectus, we may offer from time to time the following types of securities:

    - shares of common stock;

    - shares of preferred stock; or

    - debt securities, consisting of notes or other evidences of indebtedness.

    These securities will have an aggregate initial public offering price not to exceed $1,000,000,000. We may offer and sell the securities separately or together in any combination and as separate series. At the time of sale, we will determine and set forth in a prospectus supplement the amounts, prices, form, designation, specific terms and offering terms of each issuance of securities.

    You should read this information carefully before you invest. Where applicable, the prospectus supplement will also contain information about material United States Federal income tax considerations relating to the securities and any listing of the securities on a national securities exchange. Our common stock trades on the New York Stock Exchange under the symbol "UVN."

    IF THE TERMS OF PARTICULAR SECURITIES DESCRIBED IN A PROSPECTUS SUPPLEMENT ARE DIFFERENT FROM THE TERMS DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THE PROSPECTUS SUPPLEMENT.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      3
WHERE YOU CAN FIND MORE INFORMATION.........................      3
INCORPORATION OF INFORMATION FILED WITH THE SEC.............      3
UNIVISION COMMUNICATIONS INC................................      5
USE OF PROCEEDS.............................................      5
FORWARD-LOOKING STATEMENTS..................................      5
RISK FACTORS................................................      6
RATIO OF EARNINGS TO FIXED CHARGES..........................     11
DESCRIPTION OF STOCK........................................     11
DESCRIPTION OF DEBT SECURITIES..............................     16
PLAN OF DISTRIBUTION........................................     20
LEGAL MATTERS...............................................     21
EXPERTS.....................................................     21

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement on Form S-3 using a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings in an aggregate principal amount of up to $1,000,000,000. Sales of certain securities are subject to the supermajority director voting requirements described below. This prospectus provides you with a general description of the securities. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information about us that can be obtained as described under the heading "Where You Can Find More Information."

    As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits information contained or incorporated by reference in the registration statement. Because statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, you should refer to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission.

    You should rely only on the information incorporated by reference or provided in this prospectus and in the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or any document which we have filed as an exhibit to the registration statement or to any other Securities and Exchange Commission filing, either from the Commission or from our corporate secretary as described below. You should not assume that the information in this prospectus or in the accompanying prospectus supplement is accurate as of any date other than the dates printed on the front of each such document.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy our SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also request copies of our SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect copies of our SEC filings and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York. Our electronic SEC filings are available on the Internet through the SEC's website at www.sec.gov.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

    - incorporated documents are considered part of this prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - later information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

    - Current Reports on Form 8-K and Form 8K/A dated August 11, 2000 and October 20, 2000, respectively; and

    - Definitive Proxy Statement filed March 30, 2000.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the offering of the securities is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

    - any reports filed under Sections 13(a) and (c) of the Exchange Act;

    - any reports filed under Section 14 of the Exchange Act; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of these filings, at no cost, by writing us at Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, Attention: Corporate Secretary, or by telephoning
(310) 556-7676.

                         UNIVISION COMMUNICATIONS INC.

    ALL REFERENCES TO COMMON SHARES IN THIS PROSPECTUS REFLECT ALL SPLITS OF OUR COMMON STOCK, INCLUDING THE TWO-FOR-ONE SPLIT ON AUGUST 11, 2000, EFFECTED IN THE FORM OF A STOCK DIVIDEND.

                                  OUR BUSINESS

    We are the leading Spanish-language television broadcast company in the United States, reaching 92 percent of U.S. Hispanic households through our 19 owned-and-operated stations, 33 broadcast affiliates, and 1,164 cable affiliates nationwide. Our operations include: Univision Television Network, the most-watched Spanish-language television network in the United States; Univision Television Group, which owns and operates 12 full-power and 7 low-power television stations, including full-power stations in 11 of the top 15 U.S. Hispanic markets; Galavision, the country's leading Spanish-language cable network and Univision Online. Univision is headquartered in Los Angeles, California with network operations in Miami, Florida and television stations and sales offices in major cities throughout the United States.

    In December 2000 we announced that we had agreed to acquire 13 full-power television stations, located in key Hispanic markets, such as Los Angeles, New York, Miami and Chicago, as well as minority interests in four additional full-power stations, from USA Broadcasting, the television group of USA Networks, for $1.1 billion in cash. By more than doubling our number of wholly owned and operated full-power television stations, the acquisition will give us two stations in seven of the top eight Hispanic markets. We intend to convert these stations, other than those we dispose of or in which we will own a minority interest, to a Spanish-language format. If we are unable to obtain federal regulatory approvals by January 10, 2002, we would still be obligated to pay the purchase price; in such event we would be required to sell the USA stations to others and to place them in a trust pending such sale. See "Risk Factors."

    We were incorporated in Delaware in April 1992 as Perenchio
Communications, Inc. and our name was changed to Univision Communications Inc. in June 1996. Our principal executive offices are located at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, and our telephone number is
(310) 556-7676. You can find our website at www.univision.com. The information found on our website is not a part of this prospectus.

    In this prospectus, "Univision," "we," "us" and "our" refer to Univision Communications Inc. and its subsidiaries. Univision is the issuer of all the securities offered under this prospectus.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the securities for repayment of debt and general corporate purposes, including the purchase of assets such as those from USA Broadcasting. We may use the net proceeds initially to reduce short-term borrowings or invest in short-term securities.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements in this prospectus or incorporated by reference are forward-looking. You can identify these statements by the use of words like "may," "will," "could," "anticipate," "expect," "estimate," "intend," "continue" and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results may differ substantially from the results that the forward-looking statements suggest for various reasons, including those discussed under "Risk Factors."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR BUSINESS COULD BE HARMED BY ANY OF THESE RISKS. THE TRADING PRICES OF OUR SECURITIES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

IF OUR PENDING ACQUISITION OF STATIONS FROM USA BROADCASTING IS NOT APPROVED BY FEDERAL REGULATORS, WE WILL NEVERTHELESS BE REQUIRED TO PAY THE PURCHASE PRICE AND WOULD BE REQUIRED TO ASSIGN THE CONTRACT TO ONE OR MORE OTHER PARTIES AND TO PLACE THE ASSETS IN TRUST PENDING A SALE.

    The consummation of our acquisition of the USA Broadcasting stations requires the approval of the Federal Communications Commission and the Department of Justice. Under the terms of our agreement with USA Broadcasting, we are obligated to pay the purchase price of $1.1 billion if we do not secure the approvals from those agencies by January 10, 2002. In that event, we may be required to sell the USA Stations to third parties and to place them in trust pending a sale. There is no assurance that we would be able to sell the stations for $1.1 billion.

CANCELLATIONS OR REDUCTIONS OF ADVERTISING COULD CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE AND, THEREFORE, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SECURITIES.

    We derive substantially all of our revenues from advertisers in diverse industries. We rarely obtain long-term commitments from our advertisers, and advertisers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could, and often do, occur as a result of a strike, a general economic downturn, an economic downturn in one or more industries or in one or more geographic areas, or a failure to agree on contractual terms. Since the middle of the third quarter of last year, there has been a general slowdown in the advertising industry. As a result of this slowdown, some of our advertisers have cancelled, reduced or postponed their orders with us. If these trends continue, and if we are unable to replace any lost or delayed advertising orders, our quarterly operating results could fluctuate and the market price of our securities could be adversely affected.

IF WE CANNOT MANAGE OUR GROWTH AND INTEGRATE ACQUIRED BUSINESS OR ASSETS EFFECTIVELY, WE MAY LOSE BUSINESS AND EXPERIENCE REDUCED PROFITABILITY.

    As a result of the consummation of the pending acquisition of stations from USA Broadcasting, we will significantly increase our business within a short period of time. The number of our wholly owned and operated full-power television stations will more than double, and this may result in a strain on our infrastructure and internal systems. If we are to grow successfully, we must:

    - attract and retain qualified employees, management and other key personnel;

    - improve our operational, administrative and financial systems; and

    - manage multiple relationships with various advertisers.

    We may not be able to accomplish all or any of these tasks, and our failure to do so would have a material adverse effect on our operating results. If we do not effectively manage our growth, our advertisers could reduce or cancel their advertising orders.

FAILURE OF NEW STATIONS TO PRODUCE PROJECTED REVENUES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS AND EXPECTED GROWTH.

    If our new stations do not generate substantial revenues within the expected time period, it could harm our financial results and our expected growth. We may incur significant expenses related to:

    - improving technical facilities;

    - changing programming formats;

    - increasing and improving cable distribution;

    - hiring new personnel; and

    - marketing the station to viewers.

    Additionally, there may be a period before we can start generating substantial revenues because it requires time to gain viewer awareness of new station programming and to attract advertisers.

IF WE ARE UNABLE TO SUCCESSFULLY CONVERT ACQUIRED STATIONS TO A SPANISH-LANGUAGE FORMAT, ANTICIPATED REVENUES FROM SUCH ACQUISITIONS WILL BE DIMINISHED.

    We intend to convert the English-language stations being acquired from USA Broadcasting, other than those we dispose of or in which we will own a minority interest, to a Spanish-language format. This conversion process may require a heavy initial investment of both financial and management resources. We may incur losses for a period of time after a format change due to the time required to build up ratings and station loyalty. These format conversions may be unsuccessful in any given market, and we may incur substantial costs and losses in implementing this strategy.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH FUTURE ACQUISITIONS AND JOINT VENTURES.

    We intend to continue to pursue acquisitions of businesses and stations and to enter into joint venture arrangements that could complement or expand our business. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities or obtain acceptable financing. The negotiation of potential acquisitions or joint ventures, as well as the integration of an acquired business or station, could require us to incur significant costs and cause diversion of management's time and resources. Future acquisitions by us could result in the following consequences:

    - dilutive issuances of equity securities;

    - incurrence of debt and contingent liabilities;

    - impairment of goodwill and other intangibles; and

    - other acquisition-related expenses.

We may not be able to raise additional funds on terms acceptable to us or in amounts sufficient for us to meet our requirements. Failure to achieve the anticipated benefits of any acquisition or to successfully integrate the operations of the acquired companies could also adversely affect our business and results of operations.

OUR TELEVISION RATINGS AND REVENUE COULD DECLINE SIGNIFICANTLY IF TELEVISA PROGRAMMING BECOMES UNAVAILABLE TO US OR BECOMES ACCESSIBLE TO OUR VIEWERS THROUGH MEANS OTHER THAN OUR STATIONS.

    A substantial part of our operating strategy depends upon the continued availability and commercial success of programming from Grupo Televisa, S.A. de C.V., or Televisa. In 2000 we derived approximately 40% of our gross advertising sales from programs produced by Televisa. Televisa programming represented approximately 37% of the Network's non-repeat broadcast hours in 2000. If such programming were to become unavailable or unsuccessful for any reason, including political or economic instability, foreign government regulations, or other trade barriers in Mexico, we might not be able to obtain or produce alternative programming of equivalent quality and popularity at all or on terms as favorable to us.

    Furthermore, we are currently involved in a dispute with Televisa regarding the exclusivity of our broadcast rights in the United States. Under our program license agreement, we have the first right to air Televisa's Spanish-language programming in the United States through 2017. Televisa asserts that it can directly broadcast that same programming into the United States through a direct satellite venture in Mexico. If we are unable to resolve this disagreement favorably, any resulting interruption or reduction in the supply of Televisa programming to our stations, or the broadcast of any Televisa programming in our markets other than through our stations, could have a material adverse effect on our financial condition and results of operations.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST OTHER STATIONS AND OTHER MEDIA COMPANIES, SOME OF WHICH HAVE GREATER RESOURCES THAN WE DO, WE COULD SUFFER A DECREASE IN ADVERTISING REVENUE.

    We face intense competition in the broadcasting and cable business. We compete for viewers and revenues with other Spanish-language broadcasting companies, such as Telemundo Group, Inc., as well as English-language television stations and networks, some of which have begun producing Spanish-language programming and simulcasting programming in English and Spanish. Several cable broadcasters have recently commenced, or announced their intention to commence, Spanish-language services as well. In addition, TV Azteca, the second largest producer of Spanish-language programming in the world, recently announced its plans to launch a new television network targeting the U.S. Hispanic population.

    We also compete for viewers and revenues with independent television stations, other video media, suppliers of cable television programs, direct broadcast systems (including two which were started in 1996 for broadcast outside the United States and in which Televisa and Venevision, respectively, have substantial interests), newspapers, magazines, the Internet, radio, outdoor and other forms of entertainment and advertising. In addition, our affiliates located near the Mexican border compete for viewers with television stations operated in Mexico, many of which are affiliated with a Televisa network and owned by Televisa. Many of our competitors have greater financial resources than us, and increased competition for viewers and revenues may have a material adverse effect on our financial condition and results of operations.

THE LOSS OF ANY OF OUR MOST POPULAR PROGRAMS COULD SIGNIFICANTLY DECREASE OUR RATINGS AND NEGATIVELY IMPACT OUR ADVERTISING REVENUES.

    Our productions SABADO GIGANTE, a variety show hosted by Mario Kreutzberger, PRIMER IMPACTO, a news magazine program, and CRISTINA, a talk show hosted by Cristina Saralegui, are among our most successful programs in terms of advertising revenues generated. Approximately 19% of our total gross advertising revenues in 2000 were accounted for by advertising aired on these programs. If any of these programs were lost for any reason, including the failure to renegotiate contracts with key talent for the programs, any replacement programs might not have as much appeal to our audience or advertisers. Consequently, the loss of any of these programs, or a decrease in their popularity, could have a negative impact on our ratings and a corresponding material adverse effect on our results of operations.

BECAUSE THE U.S. HISPANIC POPULATION IS HIGHLY CONCENTRATED GEOGRAPHICALLY, A REGIONAL DOWNTURN IN ECONOMIC CONDITIONS OR OTHER NEGATIVE EVENT IN PARTICULAR MARKETS COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR OPERATIONS.

    Approximately 36% of all U.S. Hispanics live in the Los Angeles, New York and Miami-Fort Lauderdale markets, while the top ten U.S. Hispanic markets collectively account for approximately

59% of this population. Our revenues are similarly concentrated in these key markets. As a result, a significant decline in revenue from our operations in these markets, whether due to a general regional economic downturn, increased competition or otherwise, could have a material adverse affect on our financial performance.

OUR NEW INTERNET SITE IS EXPECTED TO OPERATE AT A LOSS IN 2001 AND COULD ALSO LOSE MONEY IN FUTURE YEARS.

    We recently launched our proprietary website on the Internet. We intend to continue to direct both financial and managerial resources to further upgrading and developing our presence on the Internet. To date, our Internet operations have resulted in net losses, and we expect that they will operate at a loss during the remainder of 2001. The site may never operate at a profit.

WE ARE DEPENDENT UPON KEY PERSONNEL.

    Our business is dependent upon the performance of key individuals, including
A. Jerrold Perenchio, our Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Perenchio could have a material adverse effect on us. Our continued success will also be dependent on our ability to attract and retain quality general managers and other management personnel for our stations.

BECAUSE OF OUR CONCENTRATED SHARE OWNERSHIP, MR. PERENCHIO, TELEVISA AND VENEVISION HAVE CONTROL OVER OUR POLICIES, AFFAIRS AND ALL OTHER ASPECTS OF OUR BUSINESS AND FUTURE DIRECTION.

    Mr. Perenchio beneficially owns all of our outstanding Class P common stock, which gives him ten votes per share compared to the one vote per share of all other capital stock. Our Class A and Class P common stock vote together on all matters. Mr. Perenchio currently has 74.2% of the voting power of all holders of Class A common stock and Class P common stock (who vote as a single class to elect our Class A/P directors), and 70.0% of our overall voting power, with respect to substantially all matters submitted to a vote (subject to supermajority board approvals), including election of directors, proxy contests, mergers, tender offers, open-market purchase programs and other purchases of our common stock that could give our stockholders the opportunity to realize a premium over the then prevailing market price for their shares of common stock.

    Under the supermajority voting provisions of our bylaws, Televisa's and/or Venevision's approval is required for many major company transactions, such as mergers, sales of significant assets, securities or certain debt issuances, dissolution and similar actions or other business transactions out of the ordinary course of our business. These provisions could also delay or prevent a change in our control.

THE REQUIRED CONVERSION TO DIGITAL TELEVISION COULD IMPOSE SIGNIFICANT COSTS ON US.

    The FCC requires us to provide a digitally transmitted signal by May 1, 2002 for all of our U.S. television stations and, generally, to stop broadcasting analog signals by 2006. Our costs to convert our television stations to digital television will be significant. The cost to supply both digital and analog signals between 2002 and 2006 will also be significant. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of the digital television spectrum, which could add to our operational costs.

CHANGES IN THE RULES AND REGULATIONS OF THE FCC COULD RESULT IN INCREASED COMPETITION FOR OUR BROADCAST STATIONS.

    Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

    - relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

    - the establishment of a Class A television service for low-power stations that makes such stations primary stations and gives them protection against full-service stations; and

    - permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations.

WE ARE SUBJECT TO ONGOING REGULATION BY THE FCC WHICH IS BEYOND OUR CONTROL AND WHICH COULD NEGATIVELY IMPACT OUR OPERATIONS.

    Our operations are subject to extensive and changing regulation on an ongoing basis by the FCC, which enforces the Communications Act. Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. Our FCC licenses will come up for renewal from time to time, and such renewal may be subject to challenge on a number of grounds. If we are unable to maintain our FCC license at any station, we would have to cease operations at that station. In addition, if the FCC were to revoke any of our material licenses for any reason, our lenders could declare all amounts then outstanding to be immediately due and payable, and we may not have sufficient funds to pay the amounts owed.

    The FCC also regulates ownership and control by foreign interests. If we fail to comply with the foreign ownership restrictions included in our certificate of incorporation, or if we depart from representations made to the FCC, the FCC has the ability to enforce such foreign ownership restrictions through warnings, fines, cancellations of licenses or other actions.

BECAUSE OUR FULL-POWER TELEVISION STATIONS RELY ON "MUST CARRY" RIGHTS TO OBTAIN CABLE CARRIAGE, NEW LAWS OR REGULATIONS THAT ELIMINATE OR LIMIT THE SCOPE OF OUR CABLE CARRIAGE RIGHTS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS.

    Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must carry" rights is uncertain, especially as they relate to the carriage of digital television. The current FCC rules relate only to the carriage of analog television signals. It is not clear what, if any, "must carry" rights television stations will have after they make the transition to digital television. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our operations.

IF ANY OF OUR TRANSMISSION EQUIPMENT FAILS OR BECOMES UNAVAILABLE FOR ANY REASON, THE RESULTING INTERRUPTION IN BROADCASTING COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

    Television broadcasting requires the use of sensitive technical equipment. We broadcast our programs to our affiliates on three separate satellites from four transponders, one of which is owned and three of which are leased on a long-term basis pursuant to two lease agreements. If any of these transponders or satellites fails, there can be no assurance that other transponders or satellites would be available to us, or if available, whether the use of such other transponders or satellites could be obtained on favorable terms. A disruption of transmission could reduce advertising revenues during and after the disruption and could have a material adverse effect on our results of operations.

    We also own or lease remote antenna space and microwave transmitter space near each of our owned and operated stations. The loss of any of these antenna tower leases could similarly curtail our operations and reduce our revenues.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the periods shown:

                                                                         FISCAL YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES(1).......................    1.5        2.5        3.5        7.1        8.3

------------------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes, equity losses in unconsolidated subsidiaries and non-recurring items plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt expenses and an estimate of the interest within rent expense.

                              DESCRIPTION OF STOCK

    We may issue, from time to time, shares of one or more series or classes of our common or preferred stock, subject to the supermajority director voting requirements described below. The following summary description sets forth some of the general terms and provisions of the stock. We will describe the specific terms of any series of stock that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the stock, you should refer to the provisions of our certificate of incorporation, bylaws and the applicable prospectus supplement before you purchase these securities.

    Our Certificate of Incorporation authorizes us to issue 492 million shares of our common stock, par value $.01 per share, consisting of 300 million shares of Class A common stock, 96 million shares of Class P common stock and 48 million shares each of Class T and Class V common stock, and ten million shares of preferred stock, par value $.01 per share. No other classes of capital stock are authorized under our Certificate of Incorporation.

    Our Certificate of Incorporation provides for three classes of directors:
Class A/P directors, Class T directors and Class V directors. The six Class A/P directors are elected by the holders of the Class A common stock and the Class P common stock, the one to three Class T directors are elected by the holders of the Class T common stock and the one to three Class V directors are elected by the holders of the Class V common stock.

    As of March 12, 2001, our issued and outstanding common stock consisted of 136,030,982 shares of Class A common stock, 38,962,090 shares of Class P common stock, all of which are owned by Mr. Perenchio, 13,593,034 shares of Class T common stock, all of which are owned by Televisa and 17,837,164 shares of Class V common stock, all of which are owned by Venevision.

COMMON STOCK

    CLASS A COMMON STOCK. Holders of Class A common stock are entitled to receive dividends as may from time to time be declared by the board of directors out of legally available funds. Holders of Class A common stock are entitled to one vote per share on all matters on which they are entitled to vote. The holders of the Class A common stock voting together with the holders of the Class P common stock (and, under certain circumstances, the Class V or Class T common stock) elect our Class A/P directors. In no event may our Class A/P directors constitute less than 50% of our directors. The Class A common stock has no preemptive, conversion, redemption or sinking funds rights. If we liquidate, dissolve or wind-up, holders of Class A common stock are entitled to share with all other holders of any class of common stock ratably in our assets remaining after the payment of all our liabilities and the liquidation preference of any outstanding preferred stock.

    CLASS P COMMON STOCK. Holders of the Class P common stock are entitled to the same rights, privileges and preferences as holders of the Class A common stock, except that holders of Class P common stock are entitled to ten votes per share on all matters on which they are entitled to vote. If at any time
Mr. Perenchio is incapacitated, the holders of the Class P common stock will only be entitled to one vote per share. Each share of Class P common stock is convertible at the option of its holder into one share of Class A common stock. Each share of Class P common stock will convert automatically into one share of Class A common stock upon its sale to a person that is not a permitted transferee of Mr. Perenchio, the death of Mr. Perenchio or if Mr. Perenchio and his permitted transferees cease to own beneficially at least 26,486,084 shares of Class P common stock.

    CLASS T AND CLASS V COMMON STOCK. Holders of the Class T and Class V common stock are entitled to the same rights, privileges, and preferences as the holders of the Class A and Class P common stock, with three exceptions. First, unless the holders of Class T common stock and Class V common stock own fewer than 13,578,084 shares of their respective classes or have relinquished their special voting rights, they each elect one director and one alternate director, but no less than 12.5% of all our directors. If U.S. communications laws are amended to permit greater percentages of alien ownership, the number of directors and the corresponding minimum percentage of our board will increase. Second, while they maintain their special voting rights, holders of the Class T common stock and Class V common stock each vote as a separate class on matters which would adversely affect the special rights of that class. Third, each share of Class T common stock converts automatically into one share of Class A common stock upon its sale to a person that is not a permitted transferee of Televisa. Similarly, each share of Class V common stock converts automatically into one share of Class A common stock upon its sale to a person that is not a permitted transferee of Venevision. The holders of Class T and Class V common stock may also vote in the election of Class A/P directors if they give up their special voting rights.

    Holders of common stock may receive dividends only when the board of directors declares them, and our credit agreement and bylaws further restrict our ability to pay dividends without obtaining prior approval or meeting financial covenants. In addition, so long as warrants for Class T or Class V common stock are outstanding, we cannot pay a dividend without obtaining the approval of the directors elected by the Class T or Class V common stock. In some cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. If we liquidate, dissolve or wind up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and any preferred stockholders. The common stock has no preemptive or other rights to subscribe for additional shares, and there are no sinking fund provisions with respect to the common stock.

PREFERRED STOCK

    We can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

    Our board is authorized to determine for each series of preferred stock, and the prospectus supplement will set forth with respect to any such series:

    - the designation of such shares and the number of shares that constitute such series;

    - the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

    - the dividend periods (or the method of calculating the dividend period);

    - the voting rights of the shares;

    - the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred stock and any other rights of the shares of such series if we liquidate or wind-up our affairs;

    - whether or not and on what terms we can redeem or repurchase the shares from you;

    - whether and on what terms you may convert or exchange the shares for other debt or equity securities; and

    - any other material terms.

    The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, the certificate of incorporation or the applicable certificate of designation or as otherwise required by law.

    Except as set forth in the applicable prospectus supplement, no series of preferred stock will be convertible into, or exchangeable for, other securities or property and no series of preferred stock will be redeemable or receive the benefit of a sinking fund. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock, but only after the liquidation preference has been fully paid on any shares of senior ranking preferred stock, if any. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

    We currently have no shares of preferred stock issued and outstanding.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS RELATING TO FOREIGN OWNERSHIP OF COMMON STOCK

    Our Certificate of Incorporation contains provisions designed to assist us in complying with the provisions of the Communications Act regulating the ownership of broadcasting companies by aliens. The following is a summary of these provisions of our Certificate of Incorporation and Bylaws.

    Under the Communications Act, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-U.S. citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. The FCC has rarely if ever made such an affirmative finding.

    For the purpose of monitoring compliance with this provision, our Certificate of Incorporation required us, as promptly as practicable after shares of common stock were first held by more than 100 holders of record, to implement the procedures described below in this paragraph. Our Certificate of Incorporation requires us to maintain separate stock records for alien stockholders and non-alien stockholders. In addition, our Certificate of Incorporation requires us to place on each certificate representing shares of stock owned, voted or otherwise controlled by an alien the legend "Foreign Share Certificate" and to place on each other stock certificate the legend "Domestic Share Certificate." Under our Certificate of Incorporation, the holder of any shares of our stock (other than Class T common stock or Class V common stock) represented by a Domestic Share Certificate is required, if such shares are owned, voted or otherwise controlled by an alien, to deliver such certificate to us to be replaced by a Foreign Share Certificate. Any holder of Foreign Share Certificates representing shares of the Class A common stock that are not owned, voted or otherwise controlled by aliens, may deliver such Foreign Share Certificates to us or our agent to be replaced by Domestic Share Certificates. Any Foreign Share Certificates delivered to us for replacement with Domestic Share Certificates must be accompanied by an affidavit stating that the shares of our stock represented by the Foreign Share Certificate are not owned, voted or otherwise controlled by an alien.

    Our Certificate of Incorporation provides that we will have the right to determine, by vote of our board of directors or in conformity with regulations prescribed by our board of directors, whether any shares of our stock are owned, voted or otherwise controlled by aliens and whether any affidavit described above is false.

    Outstanding shares of our Class A common stock held by a Disqualified Holder (as defined below) are subject to redemption by us, by action of the board of directors or in conformity with regulations prescribed by the board of directors to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by us or any of our subsidiaries, which license or franchise is conditioned upon some or all of the holders of our stock possessing prescribed qualifications. Under our Certificate of Incorporation, the redemption price must be equal to the lesser of (x) the Fair Market Value (as defined below) of the shares or (y) if the stock was purchased by the Disqualified Holder within one year of the redemption date, the Disqualified Holder's purchase price for the shares.

    For purposes of the foregoing provisions of our Certificate of Incorporation, the following meanings are assigned to terms: "Disqualified Holder" means any holder of capital stock (other than Class T common stock or Class V common stock) whose holding of such stock, either individually or when taken together with the holding of shares of any class or series of our stock by any other holders, may result, in the judgment of our board of directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by us or any of our subsidiaries to conduct any portion of our business. "Fair Market Value" of a share of any class or series of our stock means the average closing price for such a share for each of the 45 most recent days on which shares of stock of such class or series were traded preceding the fifth day prior to the day on which notice of redemption is given, except that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" is any value determined by the board of directors in good faith.

    Our Certificate of Incorporation also authorizes our board of directors to adopt such other provisions as the it may deem necessary or desirable to avoid violation of the alien ownership provisions of the Communications Act and to carry out the provisions of our Certificate of Incorporation relating to alien ownership.

BYLAW SUPERMAJORITY VOTING PROVISIONS

    Our Bylaws provide that without the approval of our board of directors by a vote which includes, in addition to any other required vote of directors, the affirmative vote of a majority of the Class T and Class V director(s), so long as they have retained their special voting rights, we cannot (subject to exceptions):

    (a) merge or consolidate, enter into a business combination with, or otherwise reorganize with or into one or more entities;

    (b) sell all or substantially all of our assets to an entity that is not a wholly owned subsidiary of ours;

    (c) create, designate, issue, or sell out of treasury our common stock or the common stock of any of our subsidiaries or any of our equity securities (or securities with equity features) or equity securities of any of our subsidiaries (other than to us or our wholly owned subsidiaries);

    (d) pay any dividend or make any distribution to holders of any of our equity securities, including by way of redemption or repurchase of securities (except dividends payable at a stated value of preferred stock approved by our board of directors);

    (e) engage in any business transaction outside of the ordinary course of our business (which includes for these purposes any media, communications and broadcast businesses); or

    (f) dissolve, liquidate or terminate.

    Our Bylaws provide that without the approval of our board of directors by a vote which includes, in addition to any other required vote of directors, the affirmative vote of a majority of the Class T or Class V director(s), so long as they have retained their special voting rights, we cannot (subject to exceptions):

    (a) acquire or dispose of assets in any one transaction or series of related transactions for a purchase or sale price in excess of $50 million;

    (b) dispose of any interest in any television station which broadcasts in Spanish in any of the top 15 markets in terms of Hispanic population;

    (c) incur debt (or issue preferred stock) (other than capitalized lease obligations for satellite transponders) as of any date in excess of five times our EBITDA for the twelve-month period ending on the last day of the quarter preceding such date (for these purposes EBITDA means the sum of net income, total depreciation expense, amortization expense, interest expense and taxes as determined in conformity with U.S. Generally Accepted Accounting Principles, or GAAP, provided that in the case of debt incurred for the purposes of an acquisition, EBITDA shall be determined on a pro-forma basis giving effect to the acquisition);

    (d) produce or acquire programs other than existing, previously agreed upon programs;

    (e) enter into any transaction with Mr. Perenchio or any person related to Mr. Perenchio or any of their respective affiliates; or

    (f) employ or set compensation or severance levels for (i) any relatives of any of our executive officers or consultants or consultants' employees,
       (ii) any of our part-time executives, or (c) any employees or relatives of Mr. Perenchio, Televisa or Venevision or any of their respective affiliates.

Moreover, such consents will not be required for the production or acquisition of any other programs by us unless (i) incremental EBITDA in any fiscal year is less than 30% of the incremental sales in that year and (ii) total EBITDA in the year in question as a percentage of total sales is less than the greater of
(x) 30% or (y) five percentage points below the average of the three highest consecutive years within the prior ten years (or since 1992 if less than ten years) (the "Three Year Margin"). For purposes of determining EBITDA and sales, only the results of the Network, our owned and operated stations and Galavision are included. All other businesses and certain special programming are to be disregarded. The special voting rights set forth above with respect to special programming are to continue in effect until we, in any subsequent fiscal year, increase our overall ratio of EBITDA to sales to the higher of (x) 2.5% or less below the Three Year Margin or (y) 32.5%. All determinations are to be made based upon our audited financial statements.

ANTI-TAKEOVER EFFECTS

    The provisions of our Certificate of Incorporation and our Bylaws summarized above may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Class A common stock is The Bank of New York. The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

    We may issue, from time to time, one or more series or classes of debt securities, subject to the supermajority director voting requirements described above. The following summary sets forth some of the general terms and provisions of the debt securities. We will describe the specific terms of any debt securities that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary, it does not contain all of the information that may be important to you. For a more detailed description of the debt securities, you should refer to our certificate of incorporation, the applicable indenture for a specific series of the debt securities and the prospectus supplement before you purchase these debt securities.

    The debt securities will be issued under an indenture between us and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or supplements. The following is a summary of key provisions of the debt securities and of an indenture and does not contain all of the information that may be important to you. You should read all provisions of the indenture carefully, including the definitions of terms, before you decide to invest in the debt securities. A copy of the indenture, if and when executed, will be filed as an exhibit to the registration statement relating to the debt securities that includes this prospectus. See "Where You Can Find More Information."

GENERAL

    The debt securities will be direct obligations of Univision. The priority of the debt securities with respect to other securities issued by us will be set forth in the indenture. The indenture may or may not limit the total principal amount of debt securities that we may issue under the indenture. We may issue debt securities from time to time in one or more series with terms different from or the same as those of previously issued debt securities, without the consent of the holders of previously issued series of debt securities, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by us for each series. The applicable prospectus supplement will describe the terms of the debt securities, including:

    - the title, aggregate principal amount and denominations;

    - the maturity date;

    - the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

    - the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

    - the dates on which we agree to pay interest;

    - the place of transfer or payment for the debt securities, and the method of payment;

    - the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

    - whether the securities are convertible or exchangeable into shares of our common stock and, if so, the terms of such conversion or exchange rights;

    - the sinking fund requirements or amortization provisions, if any;

    - whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency or units of two or more currencies;

    - the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

    - whether we will issue the debt securities in the form of one or more global securities and, in that case, the depositary for the global securities;

    - the title of the debt securities, the series of which the debt securities will be a part and the trustee with respect to the debt securities; and

    - any other terms.

    Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific debt securities. We may deliver this prospectus before or together with the delivery of a prospectus supplement.

    The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which we have accepted an offer to purchase. We may issue debt securities with terms different from those of debt securities previously issued and may "reopen" a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

    You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

PAYMENT AND PAYING AGENTS

    We will pay principal, interest and any premium on the debt securities in the designated currency or currency unit at the office of any paying agent we may designate. We may pay interest on the debt securities by check mailed to the persons in whose names the debt securities are registered on days specified in the indenture or any prospectus supplement. If any amount payable on any debt security or coupon remains unclaimed at the end of one year after the amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment. The paying agent for the debt securities will be designated in the applicable prospectus supplement.

    We may designate the trustee for the debt securities of the related series, acting through its corporate trust office, as our sole paying agent for payments with respect to debt securities of the series.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, that will be identified in the applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the depositary for the debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

    If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security. The prospectus supplement will also describe the material terms of the depositary arrangement for the global debt security.

COVENANTS

    The debt securities will not be secured by mortgage, pledge or other lien. We may agree in the indenture not to pledge or otherwise subject to any lien any property or assets of ours unless the debt securities are secured by such pledge or lien equally and ratably with all other obligations secured thereby.

    We anticipate that the indenture will create exceptions to this covenant for liens securing obligations that do not in the aggregate at any one time outstanding exceed a stated percentage of our consolidated net tangible assets, for obligations securing purchase money liens and for other liens incurred by us in the ordinary course of business.

SUCCESSOR CORPORATION

    The indenture may provide that we can consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided, that:

    - either we will be the continuing corporation, or the successor corporation will be a corporation organized and existing under the laws of the United States or any state thereof and will expressly assume, by a supplemental indenture, executed and delivered to each trustee, in form satisfactory to each trustee, all of our obligations under the debt securities and the indenture; and

    - we or the successor corporation, as applicable, will not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the indenture.

Subject to those limitations set forth in the indenture, a trustee may receive from us an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the indenture.

SUPPLEMENTAL INDENTURES

    Supplemental indentures may be entered into by us and the appropriate trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each holder of any debt security affected:

    - reduce the principal amount or interest of any debt security;

    - change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to modify or amend the indenture.

    Under some circumstances, supplemental indentures may also be entered into without the consent of the holders.

EVENTS OF DEFAULT

    The indenture will set forth those events which will constitute events of default with respect to any series of debt securities. No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities. The remedies for an event of default will be set forth in the indenture and applicable prospectus supplement.

    Any default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

    - in the payment of principal of, premium or interest for which payment had not been subsequently made; or

    - in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

    We will be required to file with each trustee annually an officer's certificate as to the absence of defaults. The appropriate trustee may withhold notice to holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such holders to do so.

    Subject to the provisions of the indenture relating to the duties of a trustee in case an event of default shall occur and be continuing, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the indenture for the indemnification of a trustee and to other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of the series.

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The indenture will be discharged with respect to the debt securities of any series upon the satisfaction of specified conditions, including the following:

    - payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

    - the deposit with the appropriate trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the indenture.

TERMINATION

    We may terminate some or all of our obligations under the indenture with respect to the debt securities of any series, including our obligations to comply with the restrictive covenants set forth in the indenture, with respect to the debt securities of that series, on the terms and subject to the conditions contained in the indenture, by depositing in trust with the appropriate trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the indenture and the debt securities of the series. In that event, the appropriate trustee will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the holders.

THE TRUSTEES

    The indenture may contain limitations on the right of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. A trustee may be permitted to engage in other transactions with us; provided, however, that if a trustee acquires any conflicting interest it must eliminate such conflict or resign.

    The indenture may provide that, in case an event of default has occurred and is continuing, a trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

GOVERNING LAW

    The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby:

    - directly to one or more purchasers;

    - through agents;

    - to or through one or more dealers;

    - to or through one or more underwriters;

    - through one or more rights offerings to our stockholders; or

    - through a combination of any such methods of sales.

    The distribution of such securities pursuant to any prospectus supplement may occur from time to time in one or more transactions either:

    - at a fixed price or prices which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at negotiated prices.

    We may solicit offers to purchase these securities directly or through agents designated by us from time to time. We will identify any such agent, who may be deemed to be our "underwriter" as that term is defined in the Securities Act, and set forth any commission payable by us to such agent in the applicable prospectus supplement.

    If we use a broker-dealer in the sale of the securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an underwriter, may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

    If we use an underwriter in connection with this offering, we will execute an underwriting agreement with them at the time we sell the securities to them. We will also identify any such underwriters in the applicable prospectus supplement, which they will use to make resales of the securities to the public. In connection with the sale of the securities, they may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell such shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Accordingly, we will set forth in the applicable prospectus supplement any underwriting compensation paid by us to underwriters in connection with this offering and any discounts, concessions or commissions allowed by underwriters to participating dealers.

    Underwriters, dealers, agents, dealer managers and other persons may be entitled to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments, which they may be required to make with respect to those liabilities. Underwriters, dealers, dealer managers and agents may engage in transactions with or perform services for us in the ordinary course of business.

    We may authorize underwriters, dealers, dealer managers or other persons to solicit offers by some types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. Such contracts may be made with, for example, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. The prospectus supplement relating to such contracts will set forth the price to be paid for the securities, the contractual conditions, the commissions payable for solicitation of the contracts and the future delivery date(s) of the shares.

    The net proceeds to us from the sale of the securities will be the purchase price of the securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

                                 LEGAL MATTERS

    O'Melveny & Myers LLP, Los Angeles, California, will pass upon the validity of the securities offered by this prospectus. Counsel for the underwriters, dealers or agents, if any, will be set forth in an applicable prospectus supplement. Attorneys at O'Melveny & Myers LLP involved in this offering own 15,788 shares of our common stock.

                                    EXPERTS

    The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, incurred by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee:

SEC registration fee........................................  $250,000
Printing and engraving expenses.............................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Trustees fees...............................................         *
Blue Sky fees and expenses..................................         *
Miscellaneous expenses......................................         *
  TOTAL.....................................................         *

------------------------

*   To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, liability of a director may not be limited (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (d) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of our certificate of incorporation is to eliminate the rights of us and our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. In addition, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents against losses incurred by any such person because such person was acting in such capacity.

    We have entered into agreements with each of our directors and officers pursuant to which we have agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of such person's capacity as a director, officer, employee and/or agent of us or any other corporation of which such person is a director or officer at our request to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

    To the extent that our board of directors or our stockholders wish to limit or repeal our ability to provide indemnification as set forth in our certificate of incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. It is anticipated that similar contracts may be entered into, from time to time, with our future directors and officers.

ITEM 16. EXHIBITS

EXHIBIT NO.             DESCRIPTION
-----------             -----------
         4.1*           Indenture dated as of        ,        between Univision and

         5.1 Opinion of O'Melveny & Myers LLP as to legality of the securities

        12.1            Calculation of ratio of earnings to fixed charges

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)

        24.1            Power of Attorney (see page II-4)

        25.1*           Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 27th day of March, 2001.

                                                       UNIVISION COMMUNICATIONS INC.

                                                       By:             /s/ ROBERT V. CAHILL
                                                            ------------------------------------------
                                                                         Robert V. Cahill
                                                                   VICE PRESIDENT AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George W. Blank, Robert V. Cahill and C. Douglas Kranwinkle, and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of March, 2001.

                  SIGNATURE                                            TITLE
                  ---------                                            -----
          /s/ A. JERROLD PERENCHIO             Chairman of the Board, President and Chief Executive
    ------------------------------------                Officer (Principal Executive Officer)
            A. Jerrold Perenchio

             /s/ GEORGE W. BLANK               Executive Vice President and Chief Financial Officer
    ------------------------------------             (Principal Financial Officer and Accounting
               George W. Blank                                        Officer)

    ------------------------------------                             Director
            Jose A. Baston Patino

               /s/ HAROLD GABA
    ------------------------------------                             Director
                 Harold Gaba

              /s/ ALAN F. HORN
    ------------------------------------                             Director
                Alan F. Horn

                  SIGNATURE                                            TITLE
                  ---------                                            -----
            /s/ JOHN G. PERENCHIO
    ------------------------------------                             Director
              John G. Perenchio

            /s/ ALEJANDRO RIVERA
    ------------------------------------                             Director
              Alejandro Rivera

              /s/ RAY RODRIGUEZ
    ------------------------------------                             Director
                Ray Rodriguez

             /s/ JUAN VILLALONGA
    ------------------------------------                             Director
               Juan Villalonga

                                 EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION
-----------             -----------
         4.1*           Indenture dated as of        ,        between Univision and

         5.1 Opinion of O'Melveny & Myers LLP as to legality of the securities

        12.1 Calculation of ratio of earnings to fixed charges (see page 11)

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)

        24.1            Power of Attorney (see page II-4)

        25.1*           Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939

------------------------

*   To be filed by amendment.